                                                                     Exhibit 5.1



                                 MCGUIRE WOODS


                              BATTLE & BOOTHE LLP



                                One James Center


                              901 East Cary Street


                         Richmond, Virginia 23219-4030



                                October 15, 1996



Stanley Furniture Company, Inc.


Route 57


Stanleytown, Virginia 24168



                Stanley Furniture Company, Inc. (the "Company")



Gentlemen:



     We are acting as your counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to 2,758,902 shares (the "Shares") of your Common Stock, .02 par value, which are proposed to be offered for sale as described in the Registration Statement.



We are of the opinion that:



          1. The Company is duly organized and validly existing under the laws of the State of Delaware; and



          2. The Shares covered by the Registration Statement have been duly authorized and are legally issued, fully paid and nonassessable.



     In arriving at the foregoing opinion, we have relied, among other things, upon our examination of such corporate records of the Company and certificates of officers of the Company and of public officials as we have deemed appropriate.



     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "Legal Matters" in the Prospectus which is made a part of the Registration Statement.



                                          Very truly yours,



                                          McGuire, Woods, Battle & Boothe,
                                          L.L.P.